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                                             EXHIBIT 11

                                  FIRST USA, INC. AND SUBSIDIARIES
                                 COMPUTATION OF NET INCOME PER SHARE
                         Three and Nine Months Ended March 31, 1997 and 1996

                            (Dollars in thousands, except per share data)


                                                    Three Months Ended                   Nine Months Ended
                                                         March 31,                          March 31,
                                              ------------------------------      ------------------------------
                                                  1997              1996              1997              1996
                                              -------------   --------------       ------------     ------------
Primary
-------
Net income                                    $     24,124      $     84,999      $    167,312      $    198,961
                                              ============      ============      ============      ============
Weighted average common and common
  equivalent shares outstanding
   Average common shares outstanding           123,289,848       119,500,048       122,399,287       118,630,238
   Common stock equivalents:
    Stock options                                6,227,279         5,047,352         5,464,513         5,175,558
    Mandatory convertible preferred stock        9,586,301         9,582,950         9,586,301         9,582,950
                                              ------------      ------------      ------------      ------------
   Weighted average common and common
    equivalent shares                          139,103,428       134,130,350       137,450,101       133,388,746
                                              ============      ============      ============      ============

Net income per share                          $       0.17      $       0.63      $       1.22      $       1.49
                                              ============      ============      ============      ============

Fully diluted
-------------
Net income                                    $     24,124      $     84,999      $    167,312      $    198,961
                                              ============      ============      ============      ============
Weighted average common and common
   equivalent shares outstanding
   Average common shares outstanding           123,289,848       119,500,048       122,399,287       118,630,238
   Common stock equivalents:
    Stock options                                6,232,414         5,485,584         6,354,044         5,760,554
    Mandatory convertible preferred stock        9,586,301         9,582,950         9,586,301         9,582,950
                                              ------------      ------------      ------------      ------------
   Weighted average common and common
    equivalent shares                          139,108,563       134,568,582       138,339,632       133,973,742
                                              ============      ============      ============      ============

Net income per share assuming full dilution   $       0.17      $       0.63      $       1.21      $       1.49
                                              ============      ============      ============      ============
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